Exhibit 15.1

Onestop Assurance PAC 10 Anson Road #21-14 International Plaza Singapore, 079903 Tel +65 6883 5647 Email: audit@onestop-audit.com Website: www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-278873), and Form F-3 (No. 333-288587) of Ryde Group Ltd of our report dated April 24, 2026, relating to the consolidated balance sheets of Ryde Group Ltd and its subsidiaries as of December 31, 2025, the consolidated statement of operations and comprehensive loss, changes in shareholder’s equity, and cash flow for each of the two years in the year ended December 31, 2025, and the related notes, appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Onestop Assurance PAC

Singapore

April 24, 2026